Exhibit 10.5

HAEMONETICS CORPORATION

2005 LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

WITH

<<Participant Name>>

HAEMONETICS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
UNDER 2005 LONG-TERM INCENTIVE COMPENSATION PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), dated as of <<Grant Date>> (“Grant Date”) by and between Haemonetics Corporation, a Massachusetts Corporation (“Company”), and <<Participant Name>> (“Director”), is entered into as follows:

WHEREAS, the Company has established the Haemonetics Corporation 2005 Incentive Compensation Plan (“Plan”), a copy of which has been provided to Director, and which Plan is made a part hereof; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Committee”) has determined that the Director be granted restricted stock units in respect of the Company's common stock, $0.01 par value per share (“Common Stock”), subject to the restrictions as hereinafter set forth;

NOW, THEREFORE, the parties hereby agree as follows:

1.     Grant of Restricted Stock Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Director <<Number of Awards Granted>> Restricted Stock Units (“RSUs”).

2.     Vesting Schedule.

(a) Vesting Dates. The interest of the Director in the RSUs shall vest as to 100% of such RSUs on the first anniversary of the Grant Date, conditioned upon the Director’s continued service with the Company as a director as of such vesting date. In situations where there is not continued service, notwithstanding the foregoing, the interest of the Director in the RSUs shall vest as specified below.

(b) Partial Year. If the Director ceases to be a director of the Company prior to the first anniversary of the Grant Date for any reason other than a Change in Control, death or Disability, the RSUs granted hereunder shall vest on a pro-rata basis such that one twelfth (1/12) of the total number of RSUs granted hereunder shall vest on the last day of every month that the Director is a director between the Grant Date and the date when the Director ceases to be a Director of the Company.

(c) Death or Disability. The RSUs shall become fully vested on a termination of service due to death or “Disability” (as defined in the Plan).

(d) Change in Control. The RSUs shall become fully vested immediately prior to the effectiveness of a Change in Control.

(e) “Change in Control” means the earliest to occur of the following events:

(A) a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the Company’s then outstanding shares of Common Stock, shall acquire such additional shares of Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Common Stock outstanding,
(B) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,
(C) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Company’s Board of Directors and who are either (i) members of the Company’s Board of Directors on the date of this Agreement, or (ii) have been elected, or have been nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination), and
(D) the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the Company’s outstanding shares of Common Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Common Stock by the persons described above immediately before the consummation of such transaction.
Notwithstanding the foregoing, none of the above events or conditions shall constitute a Change in Control for purposes of this Agreement unless the event or condition also constitutes a “Change in Control Event” for purposes of Treas. Reg. §1. 409A-3(i)(5).

3.    Restrictions.

(a) No Transfer. The RSUs granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated.

(b) Forfeiture. Except as provided for in Section 2, if the Director’s service with the Company terminates for any reason, the balance of the RSUs subject to the provisions of this Agreement which have not vested at the time of the Director’s termination of service shall be forfeited by the Director, and the Director shall have no future rights with respect to any such unvested RSUs.

4.    Delivery of Shares.

The means of settlement of vested RSUs is that the Company shall deliver to the Director a certificate or certificates or, at the election of the Company, make an appropriate book entry. RSUs that become vested under Section 2 above shall be settled as soon as practicable after the first anniversary of the Grant Date in shares of Common Stock equal to the number of vested RSUs as of such date. A Director shall have no further rights with regard to RSUs once the underlying Common Stock has been so delivered.

5.    Director Shareholder Rights.

Neither the Director nor any person claiming through the Director, will have any of the rights or privileges of a shareholder of Haemonetics with respect to the RSUs unless and until Common Stock has been issued, recorded on the records of the Company or its transfer agent, and delivered to the Director upon vesting of the RSUs. No dividend equivalents shall be paid on RSUs with respect to any cash dividends declared during a period of RSU vesting.

6.    Adjustments or Changes in Capitalization.

Adjustments as a result of changes in corporate capitalization and the like or as a result of a corporate transaction shall be made in accordance with Article 4 of the Plan.

7.    Death or Disability of Director.

Any Common Stock deliverable to the Director pursuant to Section 4 shall be delivered to the Director if legally competent or to a legally designated guardian or representative if the Director is legally incompetent. If the Director is not then living, the Common Stock shall be delivered to the representative of the Director’s estate.

8.    Taxes.

The Director acknowledges and agrees that any income or other taxes due from the Director with respect to the RSUs issued pursuant to this Agreement shall be the Director’s sole responsibility. By accepting this RSU grant, the Director agrees and acknowledges that the benefits under this Agreement shall be subject to any applicable withholding obligation to the Company as provided in Article 17 of the Plan.

9.     Section 409A.

Notwithstanding Section 9.5 of the Plan, it is intended that the rights to receive shares of Common Stock granted under this Agreement and the provisions of this Agreement shall comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 19.10 of the Plan and the requirements for avoiding taxes or penalties under Section 409A of the Code. Delivery of shares under this Agreement may be accelerated by the Board in its discretion only as permitted under Section 409A of the Code. Notwithstanding the foregoing, in no event whatsoever shall the Company or its Subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on the Director as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10.    Data Privacy Consent.
As a condition of this Agreement, you consent to the collection, use and transfer of your personal data as described in this paragraph. You understand that the Company and its subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance (or security) number or identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company (or any of its subsidiaries), details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, managing and administering the Plan (“Data”). You further understand that the Company and/or a subsidiary may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or a subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Canada, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the Plan as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Human Resources representative. Refusal or withdrawal of consent may, however, affect your ability to exercise or realize benefits from this Agreement or the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company’s Human Resources representative.
11.    Miscellaneous.

(a) Enforcement. The Company shall not be required (i) to transfer on its books any shares of Common Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

(b) Further Acts. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at her/his address then on file with the Company.

(d) No Guarantee of Service. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Director any right to remain a director of the Company.

(e)Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Agreement is subject to and shall be construed in accordance with the terms of the Plan, and words or phrases defined in the Plan shall have the same meaning for purposes of this Agreement unless the context clearly requires otherwise.

(f)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law, without regard to applicable conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by its officer thereunto duly authorized, and the Director has accepted this agreement, all as of the day and year first above written.

HAEMONETICS CORPORATION

______________________________
By:
Its:

RETAIN A COPY OF THIS AGREEMENT FOR YOUR RECORDS